Filed Pursuant to Rule 424B3
Registration No. 333-139580
Prospectus

DOLLAR FINANCIAL CORP.

5,539,318 Shares of Common Stock

The person identified in this prospectus, whom we refer to as the “selling stockholder” may use this prospectus to offer and sell up to 5,539,318 shares of our common stock from time to time. We are registering these shares of common stock for offer and sale as required by the terms of the registration rights provisions of the stockholders agreement between the selling stockholder and us. Our registration of the offered shares of common stock does not mean that the selling stockholder will offer or sell any of the shares of common stock. We will receive no proceeds of any sales of the offered shares of common stock by the selling stockholder, but we will incur expenses in connection with the offering.

The selling stockholder may sell the offered shares of common stock in public or private transactions, at prevailing market prices or at privately negotiated prices. The selling stockholder may sell the offered shares of common stock directly or through agents or broker-dealers acting as principal or agent, or in a distribution by underwriters.

Our shares of common stock are listed on the Nasdaq Global Market under the trading symbol “DLLR.” On January 30, 2007, the last sale price of our common stock as reported by the Nasdaq Global Market was $32.10 per share.

Our mailing address is Dollar Financial Corp., 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312-1288. Our telephone number is (610) 296-3400.

Investing in the offered shares of common stock involves risks. You should carefully read the “risk factors” incorporated by reference to Dollar Financial Corp.’s Annual Report on Form 10-K dated September 13, 2006 before buying shares of our common stock.

You should read this prospectus, the documents that are incorporated by reference in this prospectus and any prospectus supplement carefully before you decide to invest. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this document.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 31, 2007.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. The selling stockholder is offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933. This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, filed with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the contents of any document are not necessarily complete. If SEC rules require that a document be filed as an exhibit to the registration statement, please see such document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

This prospectus provides you with a general description of the offered shares of common stock. Each time the selling stockholder sells any of the offered shares of common stock to you, the selling stockholder will provide you with this prospectus and a prospectus supplement, if applicable, that will contain specific information about the terms of the offering. The prospectus supplement also may add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” below.

As used in this prospectus and the Registration Statement on Form S-3 of which this prospectus is a part, unless the context otherwise requires, references to “the Company,” “we,” “us,” “our” or similar expressions refer collectively to Dollar Financial Corp. and its consolidated subsidiaries unless the context otherwise indicates.

INFORMATION ABOUT US AND THE SELLING STOCKHOLDER

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully, including the section entitled “Risk Factors” incorporated by reference from our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, our consolidated financial statements and related notes incorporated by reference from our periodic reports filed with the Securities and Exchange Commission.

General

We are a leading international financial services company serving under-banked consumers. Our financial services store network is the largest network of its kind in each of Canada and the United Kingdom and the second-largest network of its kind in the United States. Our We The People legal document preparation services retail store network is the largest of its kind in the United States. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions. To meet the needs of these customers, we provide a range of consumer financial products and services primarily consisting of check cashing, single-payment consumer loans, longer-term installment loans, money orders, money transfers and legal document preparation services. We operate a store network of 1,293 locations (of which 892 are company-owned) operating as Money Mart®, The Money Shop, Loan Mart®, The Money Corner, Insta-Cheques® and We The People® in 34 states, the District of Columbia, Canada and the United Kingdom. This network includes 1,155 locations (including 880 company-owned) in 17 states and the District of Columbia offering financial services including check cashing, single-payment consumer loans, longer-term installment loans, sale of money orders, money transfer services and various other related services. Also included in this network is We The People USA, which offers retail based legal documentation preparation services through a network of 12 company-owned and 126 franchised locations in 30 states.

Recent Events

On October 30, 2006, we completed the refinancing of our existing credit facilities and entered into a new $475.0 million credit facility. The new facility is comprised of the following: (i) a senior secured revolving credit facility in an aggregate amount of US$75.0 million with Dollar Financial Group, Inc., our wholly-owned subsidiary, as the borrower, which we refer to as the U.S. Revolving Facility; (ii) a senior secured term loan facility with an aggregate amount of US$295.0 million with National Money Mart Company, a wholly-owned Canadian indirect subsidiary of Dollar Financial Group, as the borrower, which we refer to as the Canadian Term Facility; (iii) a senior secured term loan facility with Dollar Financial U.K. Limited, a wholly-owned U.K. indirect subsidiary of Dollar Financial Group, as the borrower, in an aggregate amount of US$80.0 million (consisting of a US$40.0 million tranche of term loans and another tranche of term loans equivalent to US$40.0 million denominated in Euros), which we refer to as the UK Term Facility and (iv) a senior secured revolving credit facility in an aggregate amount of US$25.0 million with National Money Mart Company as the borrower, which we refer to as the Canadian Revolving Facility. On October 30, 2006, National Money Mart borrowed US$170.0 million under the Canadian Term Facility, Dollar Financial UK borrowed US$80.0 million under the UK Term Facility and Dollar Financial Group borrowed US$14.6 million on the US Revolving Facility. These funds were used to repurchase US$198.1 million in aggregate principal amount of Dollar Financial Group’s outstanding senior promissory notes pursuant to a cash tender offer and consent solicitation for all of such outstanding, to repay the outstanding principal amounts, and accrued interest under Dollar Financial Group’s existing credit facility and to pay related transaction costs. We expect to incur a charge of approximately US$23.8 million in the second quarter associated with the retirement of the senior notes.

On October 31, 2006, National Money Mart borrowed an additional US$125.0 million under the Canadian Term Facility to fund the acquisition on that day of substantially all of the assets of 82 retail stores owned and operated by five existing National Money Mart franchisees. The total purchase price for the Canadian acquisition was approximately C$135.5 million (US$120.9 million) in addition to cash in stores and other adjusting items upon the closing of the transaction. On November 12, 2006, the Company acquired from a third party 23 financial services stores, predominantly located in Southwest Florida. The total purchase price for the Southwest Florida acquisition was approximately $28.6 million in addition to a payment for the cash in the stores at closing.

On December 19, 2006, the Company settled its litigation with IDLD, Inc., the previous owners of the Company’s We The People business. The Company purchased the We The People business from IDLD, Inc. on March 7, 2005. Subsequent to the purchase, the Company commenced litigation against IDLD, Inc. As a result of the settlement, the Company will receive approximately US$3.3 million of funds held in escrow from the acquisition of We The People, which will reduce the goodwill recorded in connection with the acquisition. The Company will use the cash proceeds from this settlement to fund certain We The People restructuring initiatives. As part of this restructuring, the Company plans to close its remaining twelve company-operated We The People stores, consolidate its satellite processing centers and eliminate low volume products. The Company plans to concentrate its sales effort, with respect to new We The People franchises, to a select group of targeted states. As a result of the restructuring initiatives, in the second quarter of fiscal 2007, the Company will accrue a provision of approximately US$1.4 million for cash expenses related to the closure of the company-operated stores and other restructuring initiatives. Additionally, the Company is expected to incur approximately US$20.0 million of one-time non-cash charges associated with the write-off of US$19.2 million of goodwill, which is net of the $3.3 million previously discussed litigation settlement and US$0.8 million of other intangible assets net of deferred fees. The total pre-tax charge for these combined transactions is approximately US$21.4 million.

Company Information

We are a Delaware corporation formed in 1990. We operate our store networks through our direct and indirect wholly-owned foreign and domestic subsidiaries. Our principal executive offices are located at 1436 Lancaster Avenue, Berwyn, Pennsylvania 19312, and our telephone number is (610) 296-3400. Our website address is http://www.dfg.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus.

Money Mart®, The Money Shop, The Money Corner, Insta-Cheques®, Money Mart Express®, Loan Mart®, Cash ’Til Payday®, CustomCashtm and We The People® are our registered trademarks. All other registered trademarks and trade names referred to in this prospectus are the property of their respective owners.

Selling Stockholder

In connection with an investment in the Company by the selling stockholder in December 1998, the selling stockholder and certain other stockholders entered into a stockholders agreement. The stockholders agreement was amended and restated in November 2003 as the Second Amended and Restated Stockholders Agreement. We amended the Second Amended and Restated Stockholders Agreement in March 2004, April 2004 and July 2004, and refer to this agreement, as amended, as the Stockholders Agreement. We agreed in the Stockholders Agreement to allow certain of the stockholders a party thereto to request us to register their shares of common stock for resale. In addition, in the Stockholders Agreement we provided to certain stockholders a party thereto the right to join in any such demand registration by other stockholders and the right to register their shares of common stock for resale if we otherwise filed a registration statement. In each such case, we agreed to indemnify any selling stockholder against claims made against them arising out of, among other things, statements made in the registration statement. Accordingly, we are registering, and this prospectus relates to, the offer and sale by the selling stockholder of the shares of common stock referred to herein in accordance with these contractual registration rights. The registration of these securities does not necessarily mean that any of these securities will be offered or sold by the selling stockholder. We have agreed to pay all expenses of this registration. See “Use of Proceeds.”

RISK FACTORS

You should carefully consider each of the risks described in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended June 30, 2006, together with all of the other information contained in this prospectus, before deciding to invest in our common stock. If any of the following risks develop into actual events, our business, financial condition or results could be negatively affected, the market price of your investment could decline and you may lose all or part of your investment.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

Some of the information included or incorporated by reference in this prospectus contains forward-looking statements, including statements that are not historical or factual. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this paragraph for purposes of complying with these safe harbor provisions. The forward-looking statements include statements regarding our intent, belief or expectations. You can identify these statements by the use of terminology such as “may,” “will,” “expect,” “believe,” “intend,” “anticipate,” “plan,” “estimate,” “should” and other comparable terms. In addition, we, through our senior management, from time to time make forward-looking oral and written public statements concerning our expected future operations and other developments.

Although forward-looking statements reflect our good faith beliefs and best judgment based upon current information, they are not guarantees of future performance and are subject to known and unknown risks and uncertainties. Actual results may differ materially from the expectations contained in the forward-looking statements as a result of various factors. Such factors include, but are not limited to, the risks identified under the caption “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2006. We undertake no duty to update any of these forward-looking statements.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the common stock covered by this prospectus. All of the net proceeds from the sale of the shares of common stock will go to the selling stockholder. All costs and expenses incurred in connection with the registration under the Securities Act of the offered shares of common stock will be paid by us, other than those fees incurred by the selling stockholder in the preparation of the registration statement or the sale of the shares of common stock. Any brokerage fees and commissions, underwriting discounts, fees and disbursements of legal counsel or other experts for the selling stockholder and share transfer and other taxes attributable to the sale of the offered shares will be paid by the selling stockholders.

SELLING STOCKHOLDER

We are registering 5,539,318 shares of common stock for resale by the selling stockholder named herein. The common stock offered pursuant to this prospectus was issued to the selling stockholder directly by the Company and the selling stockholder may resell all, some or none of the shares of common stock covered by this prospectus as provided under the section entitled “Plan of Distribution” and in any applicable prospectus supplement.

The following table provides the name of, and the number of shares of common stock beneficially owned by, the selling stockholder as of January 31, 2007. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under this rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of January 31, 2007, through the exercise of any stock option, warrant or other right. We are unaware of when or in what amounts any of the selling stockholder may offer for sale shares of common stock covered by this prospectus, and the selling stockholder may in fact choose not to sell any of such shares. For purposes of the following table, we have assumed that the selling stockholder will sell all of the shares covered by this prospectus.

To our knowledge, the selling stockholder is not affiliated with a registered broker-dealer.

Percentage of
	Shares of		Shares of	Shares of
	Common Stock		Common Stock	Common Stock
	Beneficially	Shares of	Beneficially	Beneficially
	Owned Prior	Common Stock	Owned After	Owned After
Names	to Offering	Offered Hereby	the Offering	the Offering

Green Equity Investors II, L.P. (1)	5,539,318	5,539,318	(2)	(2)

(1)	Green Equity Investors II, L.P. is a Delaware Limited Partnership, and Grand Avenue Capital Partners, L.P., a Delaware Limited Partnership, is the general partner of Green Equity Investors II, L.P. Grand Avenue Capital Corporation, a Delaware Corporation, is the general partner of Grand Avenue Capital Partners, L.P. Leonard Green & Partners, L.P., a Delaware Limited Partnership, is the management company of Green Equity Investors II, L.P. LGP Management, Inc., a Delaware Corporation, is the general partner of Leonard Green & Partners, L.P. Each of John G. Danhakl, Jonathan D. Sokoloff, Peter J. Nolan, and Jonathan A. Seiffer is a partner of Leonard Green & Partners, L.P. and may be deemed to have shared voting and investment power with respect to all common stock beneficially owned by Green Equity Investors II, L.P. Messrs. Danhakl, Sokoloff, Nolan and Seiffer, however, disclaim beneficial ownership of such shares of common stock beneficially owned by Green Equity Investors II, L.P. The address of Green Equity Investors II, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.

(2)	Because the selling stockholder may sell all, some or none of its common stock, no estimate can be made of the aggregate number of shares of common stock that are to be offered and sold hereunder or that will be owned by the selling stockholder upon completion of the offering to which this prospectus relates.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder will act independently of us in making decisions regarding the timing, manner and size of each sale. The selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholder may also sell shares under Rule 144, Rule 144A or any other available exemption under the Securities Act of 1933, as amended, rather than under this prospectus.

Subject to applicable securities laws, the selling stockholder may also engage in short sales against the box, puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholder may effect such transactions directly or indirectly through underwriters, broker-dealers or agents acting on its behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholder may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholder, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions). Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the selling stockholder. The selling stockholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholder and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

If required, the specific securities to be sold, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part. The selling stockholder may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledge, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholder also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

We have agreed to pay the costs and expenses incident to the registration of the resale of the securities covered by this prospectus, other than those fees incurred by the selling stockholder in the preparation of the registration statement or the sale of the shares of common stock. Any brokerage fees and commissions, underwriting discounts, fees and disbursements of legal counsel or other experts for the selling stockholder and share transfer and other taxes attributable to the sale of the offered shares will be paid by the selling stockholder.

To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholder and any underwriter, broker, dealer or agent regarding the sale of the securities covered by this prospectus. If we are notified by the selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, we will, if required, file a supplement to this prospectus. If the selling stockholder uses this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholder.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Incorporation, as amended, and By-laws contain provisions to indemnify our directors and officers against liability incurred by them as a result of their services as directors and officers. We have been informed that in the opinion of the Securities and Exchange Commission, or the SEC, our indemnification of our directors, officers or controlling persons for liabilities arising under the Securities Act of 1933, as amended, is against public policy as expressed in the Securities Act, and therefore is unenforceable.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Pepper Hamilton LLP, Philadelphia, Pennsylvania.

EXPERTS

The consolidated financial statements of Dollar Financial Corp. appearing in Dollar Financial Corp.’s Annual Report (Form 10-K) for the year ended June 30, 2006 and Dollar Financial Corp. management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2006 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements and management’s assessment have been incorporated herein by reference and included herein, respectively, in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Dollar Financial Corp. files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following location:

Public Reference Room
450 Fifth Street, N.W.
Room 1024
Washington, D.C. 20549

You may obtain information on the operation of the SEC’s Public Reference Rooms by calling the SEC at 1-800-SEC-0330.

The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including Dollar Financial Corp., that file electronically with the SEC. The address of that site is http://www.sec.gov. Further, you may inspect reports, proxy statements and other information concerning Dollar Financial Corp. at the offices of the Nasdaq National Market, which are located at 9801 Washington Blvd., Gaithersburg, MD 20878.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will be deemed to automatically update and supersede this information. We incorporate by reference the documents listed below, which we have previously filed with the SEC and which are considered part of this prospectus, and any future filings made with the SEC prior to the termination of this offering under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. These filings contain important information about us and any information that we file later with the SEC will automatically update and supersede this information.

We incorporate by reference the following documents:

Report Filed	Date of Filing

Annual Report on Form 10-K for the fiscal year ended June 30, 2006 of Dollar Financial Corp.	Filed on September 13, 2006
Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2006 of Dollar Financial Corp.	Filed on November 9, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on July 5, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on September 11, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on September 14, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on September 15, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on September 27, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on October 3, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on November 2, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on November 3, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on November 22, 2006
Current Report on Form 8-K of Dollar Financial Corp.	Filed on December 21, 2006
Current Report on Form 8-K/A of Dollar Financial Corp., amending Current Report on Form 8-K filed on November 2, 2006	Filed on January 16, 2007
Current Report on Form 8-K of Dollar Financial Corp.	Filed on January 23, 2007
Registration Statement on Form 8-A of Dollar Financial Corp.	Filed on July 26, 2004

You can obtain copies of any of the documents incorporated by reference in this document from us or through the SEC or the SEC’s web site described above. Documents incorporated by reference are available from us, without charge, excluding all exhibits unless specifically incorporated by reference as an exhibit to this prospectus. You may obtain documents incorporated by reference in this document by writing us at the following address or calling us at the telephone number listed below:

DOLLAR FINANCIAL CORP.
1436 Lancaster Avenue
Berwyn, Pennsylvania 19312-1288
(610) 296-3400

We also maintain a web site at http://www.dfg.com through which you can obtain copies of documents that we have filed with the SEC. The contents of that site are not incorporated by reference in or otherwise a part of this prospectus.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus in connection with the offering covered by this prospectus. If given or made, such information or representations must not be relied upon as having been authorized by us or any selling stockholder. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the shares of common stock, in any jurisdiction where, or to any person to whom, it is unlawful to make any such offer or solicitation. Neither the delivery of this prospectus nor any offer or sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this prospectus or in our affairs since the date hereof.

DOLLAR FINANCIAL CORP.

5,539,318 Shares of Common Stock

PROSPECTUS

January 31, 2007